FCPT Announces Second Quarter 2018 Financial and Operating Results
MILL VALLEY, CA – July 25, 2018 / Business Wire – Four Corners Property Trust, Inc. (“FCPT” or the “Company”, NYSE: FCPT) today announced financial results for the three months and six months ended June 30, 2018.
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release, has been posted to the investor relations section of the Company’s website at http://investors.fcpt.com/.

Management Comments

“Our second quarter financial results were in line with our expectations and, in a competitive market, we sourced accretive acquisitions and strategically diversified our high-quality real estate portfolio,” said Bill Lenehan. “Our team continues to source attractive acquisition opportunities while maintaining our financial flexibility and liquidity. We are excited about our 2018 results and the opportunities we are seeing today.”

Financial Results

Rental Revenue and Net Income Attributable to Common Shareholders

•
Rental revenue for the second quarter reached $29.6 million, a 4.6% increase over the prior year, and consisted of $27.3 million in cash rents and $2.3 million of straight-line and other non-cash rent adjustments.

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Net income attributable to common shareholders was $27.4 million for the second quarter, or $0.44 per diluted share, including a $10.9 million gain on the sale of a property. These results compared to net income attributable to common shareholders of $18.3 million in the prior year, or $0.30 per diluted share, including a $3.3 million gain on the sale of a property.

•
Net income attributable to common shareholders was $43.7 million for the six months ended June 30, 2018, or $0.71 per diluted share, including a $10.9 million gain on the sale of properties. These results compared to net income attributable to common shareholders of $33.8 million, or $0.56 per diluted share, including a $3.3 million gain on the sale of a property, for the same six-month period in the prior year.

Funds from Operations (FFO)

•	NAREIT-defined FFO for the second quarter was $22.0 million, or $0.35 per diluted share, representing an increase of 2.9% in per diluted share results compared to the prior year.

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NAREIT-defined FFO for the six months ended June 30, 2018 was $43.4 million, or $0.70 per diluted share, representing an increase of 1.4% in per diluted share results compared to the same six-month period in the prior year.

Adjusted Funds from Operations (AFFO)

•	AFFO for the second quarter in 2018 was $21.1 million, or $0.34 per diluted share, representing an increase of 6.3% in per diluted share results compared to the prior year.

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AFFO for the six months ended June 30, 2018 was $41.9 million, or $0.68 per diluted share, representing an increase of 6.3% in per diluted share results compared to same six-month period in the prior year.

General and Administrative (G&A) Expense

•
G&A expense for the second quarter was $3.2 million, including $0.9 million of non-cash, stock-based compensation. These results compared to G&A expense of $3.5 million, including $0.7 million of non-cash, stock-based compensation for the same quarter in the prior year.

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Cash G&A expense (after excluding non-cash stock-based compensation) for the six months ended June 30, 2018 was $4.8 million, representing 8.7% of cash rental income for the quarter. These results compared favorably to the same six-month period in the prior year, when cash G&A expense was 10.0% of cash rental income.

Dividends

•	FCPT declared a dividend of $0.2750 per common share for the second quarter of 2018.

Portfolio Activities

Acquisitions

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During the second quarter, FCPT acquired 9 restaurant properties with a combined investment value of $16.3 million, at an initial weighted average cash yield of 6.3% and a weighted average lease term of 13.7 years.

Dispositions

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During the second quarter, FCPT sold a Darden-leased Bahama Breeze property for a gross sales price of $16.2 million, representing a 5.0% cash capitalization rate, exclusive of transaction costs, and $10.9 million of gain.

Liquidity and Capital Markets

Capital Raising

•	During the second quarter, FCPT raised $35.2 million in gross proceeds at a weighted average share price of $22.97 via its At-The-Market (ATM) stock program.

Credit Facility and Unsecured Note

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At June 30, 2018, FCPT had $525 million of outstanding debt, consisting of a $400 million term loan and $125 million of unsecured fixed rate notes. At quarter end, FCPT was undrawn on its $250 million revolving credit facility, and had $88.4 million of available cash and cash equivalents.

Real Estate Portfolio

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As of June 30, 2018, the Company’s rental portfolio consisted of 535 restaurant properties located in 44 states. The properties are 99.9% occupied (measured by square feet) under long-term, net leases with a weighted average remaining lease term of approximately 12.5 years and an estimated portfolio weighted average EBITDAR to Lease Rent coverage of 4.7x.

Conference Call Information

Company management will host a conference call and audio webcast on Thursday, July 26, 2018 at 9:00 am Eastern Time to discuss the results.

Interested parties can listen to the call via the following:

Internet: Go to http://dpregister.com/10122534 at least 15 minutes prior to start time of the call, in order to register and to download any necessary audio software. Please note for those that register, the dial-in number will be provided upon registration.
Phone: 1-888-346-5243 (domestic) / 1-412-317-5120 (international). Participants not pre-registered must ask to be joined into the Four Corners Property Trust call.
Replay: Available through October 25, 2018 by dialing 1-877-344-7529 (domestic) / 1-412-317-
0088 (international), Replay Access Code 10122534.

About FCPT

FCPT is a real estate investment trust primarily engaged in the acquisition and leasing of restaurant properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease for use in the restaurant and related food services industry.
Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding: operating and financial performance; and expectations regarding the making of distributions and the payment of dividends. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and the Company can give no assurance that its expectations or the events described will occur as described. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Notice Regarding Non-GAAP Financial Measures:

In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the supplemental financial and operating report, which can be found in the investor relations section of our website.
Supplemental Materials and Website:

Supplemental materials on the Second Quarter 2018 operating results and other information on the Company are available on the investors relations section of FCPT’s website at www.investors.fcpt.com.

FCPT
Bill Lenehan, 415-965-8031
CEO
Gerry Morgan, 415-965-8032
CFO

Four Corners Property Trust
Consolidated Statements of Income
(Unaudited)
(In thousands, except share and per share data)

Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Revenues:				
Rental revenue	$ 29,596	$ 28,327	$ 59,186	$ 56,091
Restaurant revenue	5,079	4,826	10,293	9,766
Total revenues	34,675	33,153	69,479	65,857
Expenses:				
General and administrative	3,204	3,459	6,873	6,316
Depreciation and amortization	5,225	5,426	10,569	10,829
Restaurant expenses	4,786	4,583	9,656	9,251
Interest expense	4,877	4,508	9,733	8,604
Total expenses	18,092	17,976	36,831	35,000
Other income	231	34	588	39
Realized gain on sale, net	10,879	3,291	10,879	3,291
Income before income tax	27,693	18,502	44,115	34,187
Income tax expense	(66)	(61)	(125)	(106)
Net income	27,627	18,441	43,990	34,081
Net income attributable to noncontrolling interest	(182)	(128)	(291)	(245)
Net Income Attributable to Common Shareholders	$ 27,445	$ 18,313	$ 43,699	$ 33,836
Basic net income per share	$ 0.44	$ 0.30	$ 0.71	$ 0.56
Diluted net income per share	$ 0.44	$ 0.30	$ 0.71	$ 0.56
Regular dividends declared per share	$ 0.2750	$ 0.2425	$ 0.5500	$ 0.4850
Weighted-average shares outstanding				
Basic	61,751,530	60,319,521	61,511,183	60,125,477
Diluted	61,911,699	60,430,606	61,661,560	60,215,050

Four Corners Property Trust
Consolidated Balance Sheets
(In thousands, except share data)

Four Corners Property Trust
FFO and AFFO
(Unaudited)
(In thousands, except share and per share data)

Three Months Ended June 30,		Six Months Ended June 30	
	2018	2017	2018	2017
Funds from operations (FFO):				
Net income	$ 27,627	$ 18,441	$ 43,990	$ 34,081
Depreciation and amortization	5,209	5,419	10,540	10,814
Realized gain on sales of real estate	(10,879)	(3,291)	(10,879)	(3,291)
Realized gain on exchange of real estate [(1)]	-	-	(228)	-
FFO (as defined by NAREIT)	$ 21,957	$ 20,569	$ 43,423	$ 41,604
Straight-line rent	(2,280)	(2,422)	(4,563)	(4,795)
Non-cash stock-based compensation	924	704	2,107	1,198
Non-cash amortization of deferred financing costs	455	415	910	813
Other non-cash interest (income) expense	(1)	11	(6)	63
Non-real estate investment depreciation	16	7	29	15
Amortization of above and below market leases	15	-	31	-
Adjusted Funds from Operations (AFFO)	$ 21,086	$ 19,284	$ 41,931	$ 38,898
Fully diluted shares outstanding [(2)]	62,321,019	60,870,695	62,070,880	60,649,120
FFO per diluted share	$ 0.35	$ 0.34	$ 0.70	$ 0.69
AFFO per diluted share	$ 0.34	$ 0.32	$ 0.68	$ 0.64

(1) Non-cash gain recognized for GAAP purposes on the transfer of nonfinancial assets related to an excess land parcel ex

(2) Assumes the issuance of common shares for OP units held by non-controlling interest.